EXHIBIT 99.1

LDR HOLDING CORPORATION REPORTS THIRD QUARTER 2014 RESULTS

Third quarter revenue increased 32.0% year-over-year to $35.9 million

AUSTIN, Texas, November 5, 2014 - LDR Holding Corporation (NASDAQ: LDRH), a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders, today reported its financial results for the third quarter of 2014.
Third Quarter 2014 Revenue Highlights

•	Total revenue in the third quarter of 2014 increased 32.0% to $35.9 million, compared to $27.2 million in the third quarter of 2013.

•	Revenue in the third quarter of 2014 from exclusive technology products grew 41.8% to $32.1 million, compared to $22.6 million in the third quarter of 2013.

•	Revenue in the United States increased 40.0% to $28.1 million in the third quarter of 2014, compared to $20.1 million in the third quarter of 2013, and represented 78.2% of total revenue.

•	International revenue increased 9.6% during the third quarter of 2014 to $7.8 million compared to $7.1 million in the third quarter of 2013, and represented 21.8% of total revenue.
Revenue from sales of the Company’s exclusive cervical products grew 62.4% in the third quarter of 2014 to $22.8 million, compared with $14.0 million in the third quarter of 2013, due principally to the growth of Mobi-C. Additionally, revenue from LDR's exclusive lumbar products in the third quarter increased 8.3% to $9.3 million, compared with $8.6 million in the third quarter of 2013, led by revenue growth of the Avenue L lateral lumbar fusion interbody device. Along with growth in the Company’s non-fusion products led by Mobi-C, LDR’s VerteBRIDGE fusion products for both the cervical and lumbar spine continued to grow, in part, because surgeons who are trained to use Mobi-C can be introduced to the balance of LDR’s exclusive technology product lines for use in surgical cases where fusion is appropriate.
Christophe Lavigne, President and Chief Executive Officer of LDR, commented, “Our exclusive technology products continued strong revenue growth this quarter aided by the rapid adoption of Mobi-C in the U.S. market, and higher revenues in both our cervical and lumbar product lines.” He continued, “LDR is the only company offering an FDA-approved two-level cervical disc replacement solution, which has proven superiority over the traditional fusion technique for patients indicated for a two-level cervical disc. Our PMA approval provides us with a strong competitive advantage and serves as a high barrier to entry for any potential competitors due to the lengthy multi-year PMA process for both clinical trials and FDA review. We are capitalizing on our ‘first mover’ advantage by investing in sales and marketing, physician education and training, and the establishment of a reimbursement group via our Horizon 2016 initiative.”
Mr. Lavigne added, “Moreover, we are looking forward to the presentation of the 5-year data from the PMA trial on Mobi-C versus fusion for one- and two-level disc disease at NASS next week in San Francisco. Typically, spine surgeons regard 5-year data as an important milestone to evaluate an implant’s demonstrable clinical benefit and reliability. In addition, the publication last month of a study of the cost effectiveness of cervical total disc replacement with Mobi-C versus fusion for the treatment of two-level degenerative disc disease in the prestigious journal JAMA Surgery, along with our PMA trial data, will be very important to payors in making Mobi-C coverage decisions.”

Gross profit for the third quarter of 2014 was $29.4 million and gross margin was 82.0%, compared to gross profit of $23.1 million and gross margin of 84.9% for the third quarter of 2013. This gross margin percentage decrease is primarily due to increased inventory reserves associated with the build-up of inventory related to product launches and enhancements.
Net loss for the third quarter of 2014 was $2.0 million, or $0.08 per share, compared to a net loss of $8.0 million, or $1.68 per share, for the same quarter a year ago.
Adjusted EBITDA for the third quarter of 2014 was $0.2 million compared to adjusted EBITDA of $0.5 million for the third quarter of 2013.
Balance Sheet and Liquidity
As of September 30, 2014, LDR had $83.0 million in cash and cash equivalents, $104.0 million in working capital and $25.0 million in debt.
2014 Guidance:
Based on LDR’s results for the first nine months of 2014, the Company is increasing its revenue growth guidance for the full year 2014 to 23% to 24% growth, which implies revenues in a range of approximately $137.0 million to $138.5 million. This compares to the previous revenue guidance of 20% to 21% growth, which implied a range of approximately $134 million to $135 million in revenues.
Conference Call
LDR Holding Corporation will host a conference call today at 5:00 p.m. Eastern Time to discuss its third quarter 2014 financial results. The conference call will be available to interested parties through a live audio webcast available through LDR’s website at www.ldr.com. Those without internet access may join the call from within the United States by dialing (877) 312-5637; outside the United States, by dialing (253) 237-1149.
A telephone replay will be available for two weeks following the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants. When prompted, please enter the replay pin number 20832375. For those who are not available to listen to the live webcast, the call will be archived for 90 days on LDR Holding’s website.
Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of LDR and members of its management team with respect to LDR’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, LDR’s market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of LDR’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in LDR’s Risk Factors disclosure in its Annual Report on Form 10-K, filed on March 4, 2014, and in LDR’s other filings with the SEC. LDR disclaims any responsibility to update any forward-looking statements.

About LDR Holding Corporation
LDR Holding Corporation is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. LDR’s primary products are based on its exclusive VerteBRIDGE fusion and Mobi non-fusion technology platforms and are designed for applications in the cervical and lumbar spine. These technologies are designed to enable products that are less invasive, provide greater intra-operative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. In August 2013, LDR received approval from the U.S. Food and Drug Administration (FDA) for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease. For more information regarding LDR Holding, visit www.ldr.com.
Use of Non-GAAP Financial Measures
To supplement LDR’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), LDR uses Adjusted EBITDA, a non-GAAP financial measure, in this release. Management defines Adjusted EBITDA as operating income (loss) plus depreciation and amortization and stock-based compensation expense. The Company presents Adjusted EBITDA because management believes it is a useful indicator of operating performance. LDR’s management uses Adjusted EBITDA principally as a measure of operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to LDR. Management also uses Adjusted EBITDA for planning purposes, including the preparation of the annual operating budget and financial projections.
A reconciliation of the non-GAAP financial measure used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in a table later in this release immediately following the condensed consolidated statements of cash flows. Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of the Company’s liquidity or operating performance prepared in accordance with GAAP and is not indicative of operating income (loss) from operations as determined under GAAP. Adjusted EBITDA has limitations that should be considered before using this measure to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review LDR’s operating results and liquidity requirements. Management’s definition and calculation of Adjusted EBITDA may differ from that of other companies.
Contacts:
Robert McNamara
Executive Vice President and Chief Financial Officer
LDR Holding Corporation
(512) 344-3333

Bob Yedid
Managing Director
ICR, Inc.
(646) 277-1250
bob.yedid@icrinc.com

LDR HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2014	December 31, 2013
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$83,036	$56,678
Accounts receivable, net	23,596	22,193
Inventory, net	23,557	17,690
Other current assets	6,151	4,780
Prepaid expenses	1,574	1,593
Deferred tax asset, current	431	—
Total current assets	138,345	102,934
Property and equipment, net	15,363	12,695
Goodwill	6,621	6,621
Intangible assets, net	2,990	3,073
Restricted cash	—	2,000
Deferred tax assets	—	513
Other assets	175	157
Total assets	$163,494	$127,993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,173	$8,128
Accrued expenses	19,954	16,324
Line of credit, net of discount	—	18,162
Short-term financing	4,004	2,641
Current portion of long-term debt	1,172	1,763
Deferred tax liabilities	—	540
Total current liabilities	34,303	47,558
Line of credit, net of discount	18,166	—
Long-term debt, net of discount and current portion	1,673	2,758
Deferred tax liabilities	600	—
Total liabilities	54,742	50,316
Commitments and contingencies
Stockholders' equity:
Common stock	26	24
Treasury stock at cost	(8)	—
Additional paid-in capital	202,547	161,216
Accumulated other comprehensive income (loss)	(2,206)	198
Accumulated deficit	(91,607)	(83,761)
Total stockholders' equity	108,752	77,677
Total liabilities and stockholders' equity	$163,494	$127,993

LDR HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$35,901	$27,195	$101,721	$79,616
Cost of goods sold	6,462	4,093	17,575	12,561
Gross profit	29,439	23,102	84,146	67,055
Operating expenses:
Research and development	2,831	2,473	9,309	7,215
Sales and marketing	21,610	16,810	61,238	47,761
General and administrative	7,238	4,725	20,653	13,498
Total operating expenses	31,679	24,008	91,200	68,474
Operating loss	(2,240)	(906)	(7,054)	(1,419)
Other operating income (expense):
Other income (expense)	1,366	(523)	1,403	(478)
Interest income	2	3	21	10
Interest expense	(207)	(1,010)	(705)	(3,026)
Accretion related to warrants and discounts on long-term debt	(4)	(506)	(14)	(1,353)
Change in fair value of common stock warrants	—	(4,739)	—	(5,593)
Total other income (expense), net	1,157	(6,775)	705	(10,440)
Loss before income taxes	(1,083)	(7,681)	(6,349)	(11,859)
Income tax expense	(936)	(303)	(1,497)	(971)
Net loss	(2,019)	(7,984)	(7,846)	(12,830)
Other comprehensive loss:
Foreign currency translation	(2,160)	984	(2,404)	545
Comprehensive loss	$(4,179)	$(7,000)	$(10,250)	$(12,285)
Net loss per common share:
Basic and diluted	$(0.08)	$(1.68)	$(0.31)	$(2.72)
Weighted average number of shares outstanding:
Basic and diluted	26,011,393	4,754,997	25,005,434	4,721,601

LDR HOLDING CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating activities:
Net loss	$(2,019)	$(7,984)	$(7,846)	$(12,830)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt expense	120	141	470	375
Provision for excess and obsolete inventories	561	222	957	789
Depreciation and amortization	1,226	1,010	3,349	2,930
Stock-based compensation	1,257	350	3,640	498
Accretion related to warrants and discounts on long-term debt	4	506	14	1,353
Change in fair value of common stock warrants	—	4,739	—	5,593
Deferred income tax expense (benefit)	9	—	174	—
Loss on disposal of assets	48	13	199	38
Unrealized foreign currency loss (gains)	(1,458)	515	(1,207)	415
Changes in operating assets and liabilities:
Cash restricted for line of credit agreement	—	—	2,000	—
Accounts receivable	(986)	161	(2,258)	(2,675)
Prepaid expenses and other current assets	(841)	(1,544)	(1,792)	(2,013)
Inventory	(1,560)	114	(7,814)	29
Other assets	4	283	(24)	341
Accounts payable	(1,399)	(893)	410	(2,337)
Accrued expenses	3,843	935	4,549	2,285
Other long-term liabilities	—	348	—	1,030
Net cash used in operating activities	(1,191)	(1,084)	(5,179)	(4,179)
Investing activities:
Proceeds from sale of property and equipment	3	—	15	53
Purchase of intangible assets	(154)	(144)	(565)	(374)
Purchase of property and equipment	(2,059)	(727)	(4,892)	(2,006)
Net cash used in investing activities	(2,210)	(871)	(5,442)	(2,327)
Financing activities:
Proceeds from issuance of common stock in public offering	—	—	36,628	—
Stock issuance costs	(8)	—	(2,640)	—
Exercise of stock options	445	8	968	175
Proceeds from issuance of common stock under Employee Stock Purchase Plan	—	—	1,761	—
Proceeds from Employee Stock Purchase Plan	209	—	281	—
Purchase of treasury stock	—	—	(8)	—
Net proceeds (payments) on short-term financings	2,100	(116)	1,589	921
Payments on line of credit	—	(778)	—	(778)
Payments on capital leases	(9)	(4)	(33)	(16)
Payments on long-term debt	(461)	(474)	(1,405)	(1,408)
Net cash provided by financing activities	2,276	(1,364)	37,141	(1,106)

LDR HOLDING CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued) (in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Effect of exchange rate on cash	(122)	154	(162)	109
Net change in cash and cash equivalents	(1,247)	(3,165)	26,358	(7,503)
Cash and cash equivalents, beginning of period	84,283	14,797	56,678	19,135
Cash and cash equivalents, end of period	$83,036	$11,632	$83,036	$11,632

LDR HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF OPERATING LOSS TO NON-GAAP FINANCIAL MEASURES
(in thousands, except margin percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating loss, as reported	$(2,240)	$(906)	$(7,054)	$(1,419)
Add back:
Depreciation and amortization	1,226	1,010	3,349	2,930
Stock-based compensation	1,257	350	3,640	498
Non-GAAP adjusted EBITDA	$243	$454	$(65)	$2,009
Non-GAAP adjusted EBITDA margin	0.7%	1.7%	(0.1)%	2.5%